NEWS RELEASE

For Immediate Release	Contact:	Barbara Thompson
April 25, 2018		First Citizens BancShares
919.716.2716

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR FIRST QUARTER 2018
RALEIGH, N.C. -- First Citizens BancShares, Inc. (BancShares) (Nasdaq: FCNCA) announced its financial results for the quarter ended March 31, 2018. Net income for the first quarter of 2018 was $100.2 million, or $8.35 per share, compared to $67.6 million, or $5.63 per share, for the corresponding period of 2017, and $54.4 million, or $4.53 per share, for the fourth quarter of 2017, according to Frank B. Holding, Jr., chairman of the board. BancShares’ current quarter results generated an annualized return on average assets of 1.19 percent and an annualized return on average equity of 12.20 percent, compared to respective returns of 0.82 percent and 8.96 percent for the first quarter of 2017, and 0.62 percent and 6.48 percent for the fourth quarter of 2017.
Earnings improvement for the comparative quarters was primarily driven by loan growth and improved loan and investment securities yields contributing to improved interest income and margins. Growth in several noninterest income categories also contributed to this quarter’s strong results. Noninterest income for the first quarter of 2018 included a pre-tax gain of $25.7 million resulting from extinguishment of eight Federal Home Loan Bank (FHLB) debt obligations totaling $675.0 million. Current quarter earnings also benefited from the Tax Cuts and Jobs Act of 2017 (Tax Act), which was enacted on December 22, 2017, and reduced the federal tax rate to 21.0 percent effective January 1, 2018. Earnings for the same period in 2017 included a pre-tax acquisition gain of $12.0 million recognized in connection with the January 13, 2017, FDIC-assisted transaction involving certain assets and liabilities assumed of Harvest Community Bank (HCB) of Pennsville, New Jersey.
FIRST QUARTER HIGHLIGHTS

•	Since December 31, 2017, originated loans increased $74.3 million, or by 1.32 percent on an annualized basis, primarily due to growth in the commercial mortgage portfolio.

•
Deposits increased $703.0 million, or by 9.7 percent on an annualized basis, from December 31, 2017, primarily due to organic growth in demand deposit and interest-bearing savings and checking account balances.

•
Net interest income increased $9.7 million, or by 3.5 percent, compared to the fourth quarter of 2017. The increase was primarily due to higher non-purchased credit impaired (non-PCI) loan balances, higher loan and investment yields and a decline in interest expense.

•
The taxable-equivalent net interest margin increased 23 basis points to 3.57 percent, compared to the fourth quarter of 2017, primarily due to improved loan and investment yields and higher loan balances.

•
BancShares’ pending acquisition of HomeBancorp, Inc. (HomeBancorp) as previously announced in the fourth quarter of 2017 received all regulatory approval as well as approval from HomeBancorp’s shareholders. The transaction is expected to close during the second quarter of 2018.

•
BancShares remained well capitalized under Basel III capital requirements with a Tier 1 risk-based capital ratio and common equity Tier 1 ratio of 13.38 percent, total risk-based capital ratio of 14.70 percent and leverage capital ratio of 10.02 percent at March 31, 2018.

LOANS AND DEPOSITS
Loans at March 31, 2018, were $23.61 billion, a net increase of $15.1 million compared to December 31, 2017, representing growth of 0.2 percent on an annualized basis. Originated loans increased by $74.3 million, primarily related to growth in the commercial mortgage portfolio. Originated loan growth was offset by a decline in purchased credit impaired (PCI) loans of $59.2 million primarily due to continued PCI loan portfolio run-off.
At March 31, 2018, deposits were $29.97 billion, an increase of $703.0 million since December 31, 2017. The increase was due to organic growth in demand deposit and interest-bearing savings and checking account balances, offset by run-off in time deposits and lower money market account balances.
ALLOWANCE AND PROVISION FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses was $223.1 million at March 31, 2018, an increase of $1.2 million from December 31, 2017. The allowance as a percentage of total loans at March 31, 2018, was 0.94 percent, unchanged from December 31, 2017.
BancShares recorded a net provision expense of $7.6 million for loan and lease losses during the first quarter of 2018, compared to a net provision credit of $2.8 million for the fourth quarter of 2017 and a net provision expense of $8.2 million for the first quarter of 2017. The $10.4 million increase in net provision expense compared to the fourth quarter of 2017 was largely driven by an increase in the PCI provision based on updated cash flow estimates. Additionally contributing to the increase was a decline in the magnitude of favorable experiences in certain loan loss factors that occurred during the fourth quarter of 2017, partially offset by lower loan growth in the current quarter. The $626 thousand decrease in net provision expense from the first quarter of 2017 was primarily due to credit quality improvements, qualitative factor rating improvements and lower loan growth in the current quarter, offset by an increase in the PCI provision.
NONPERFORMING ASSETS
At March 31, 2018, BancShares’ nonperforming assets, including nonaccrual loans and other real estate owned (OREO), were $138.9 million, down from $144.3 million at December 31, 2017. The decrease from December 31, 2017, was due to a $3.0 million decline in OREO balances as sales and write-downs outpaced additions and a $2.3 million decrease in nonaccrual loans, primarily in commercial and residential mortgage loans. The ratio of nonperforming assets to total loans, leases and other real estate owned was 0.59 percent and 0.61 percent at March 31, 2018, and December 31, 2017, respectively.
NET INTEREST INCOME
Net interest income increased $9.7 million, or by 3.5 percent, to $284.4 million from the fourth quarter of 2017. The increase was primarily due to higher non-PCI loan interest income of $4.7 million from improved yields and higher loan balances and an increase in investment securities interest income of $3.7 million resulting from higher investment yields. A $3.0 million decrease in interest expense as a result of lower borrowing balances and lower interest bearing deposit costs also contributed to the improvement in net interest income. These favorable impacts were offset by a decrease in interest income earned on overnight investments of $2.0 million primarily due to lower balances.
Net interest income increased $34.1 million, or by 13.6 percent, from the first quarter of 2017. The increase was primarily due to a $26.8 million increase in non-PCI loan interest income resulting from originated loan growth and improved yields as well as the contribution from the Guaranty Bank (Guaranty) of Milwaukee, Wisconsin, acquisition in the second quarter of 2017. Also contributing to the improvement in net interest income was an increase in investment securities interest income of $5.3 million due to improved yields, an increase in overnight investments interest income of $1.1 million and a decline in interest expense of $2.4 million. These positive impacts were partially offset by a decline in PCI loan interest income of $1.5 million as a result of continued PCI loan portfolio run-off.
The taxable-equivalent net interest margin was 3.57 percent for the first quarter of 2018, an increase of 23 basis points from the fourth quarter of 2017 and an increase of 32 basis points from the same quarter in the prior year. The margin improvement for both periods was primarily due to improved loan and investment yields and higher loan balances.

NONINTEREST INCOME
Noninterest income was $153.1 million for the first quarter of 2018, an increase of $13.0 million from the fourth quarter of 2017. The increase was driven primarily by the $25.7 million gain on extinguishment of debt and higher wealth management fees of $1.0 million. These increases were partially offset by a fourth quarter 2017 gain of $12.5 million related to the early termination of two forward-starting FHLB advances and a decrease in cardholder income of $1.2 million due to lower sales volume.
Noninterest income, excluding acquisition gains of $12.0 million in the first quarter of 2017, increased by $37.8 million from the same period last year which was primarily due to the $25.7 million gain on extinguishment of debt and an increase in cardholder and merchant income of $5.1 million resulting from higher sales volume. Noninterest income also benefited from a $4.4 million increase in service charges on deposit accounts, primarily related to the Guaranty acquisition and higher wealth management fees of $2.6 million. These increases were partially offset by a $3.3 million decrease in mortgage income resulting from lower hedge income.
NONINTEREST EXPENSE
Noninterest expense increased by $3.9 million to $298.5 million, compared to the fourth quarter of 2017. The increase was a result of higher personnel expenses of $5.8 million, primarily due to increases in wages and benefits as well as increases in processing fees paid to third parties of $1.4 million, largely related to the Guaranty acquisition. There were further increases in occupancy expenses of $679 thousand and equipment expenses of $625 thousand. Offsetting these increases were declines in consultant services expenses of $2.7 million, cardholder reward programs expenses of $919 thousand, collection and foreclosure-related expenses of $679 thousand and advertising expenses of $440 thousand.
Noninterest expense increased by $34.2 million from the same quarter last year. This increase was primarily the result of a $17.8 million increase in personnel expenses largely driven by higher wages and benefits from the Guaranty acquisition, increased headcount, merit and incentive increases and higher benefit costs as well as increased processing fees paid to third parties of $3.9 million primarily related to the Guaranty acquisition. Other factors contributing to the increase in noninterest expense included increases in occupancy expenses of $3.2 million, growth in merchant and cardholder processing expenses of $3.1 million and increased consultant services expenses of $1.1 million. Additionally, other expenses increased $5.4 million, primarily resulting from a $1.5 million reversal of a repurchase reserve on a Small Business Administrative (SBA) guaranteed loan recorded in the first quarter of 2017, higher legal costs and operational loss increases.
INCOME TAXES
Income tax expense was $31.2 million for the first quarter of 2018, $68.7 million for the fourth quarter of 2017 and $37.4 million for the first quarter of 2017, representing effective tax rates of 23.8 percent, 55.8 percent and 35.6 percent during the respective periods. The income tax expense and effective tax rate increases during the fourth quarter of 2017 and subsequent decreases during the first quarter of 2018 were primarily due to the impact of the Tax Act. The reduction in the federal tax rate to 21.0 percent resulted in additional income tax expense of $25.8 million for the fourth quarter of 2017 primarily related to the re-measurement of deferred taxes.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First-Citizens Bank & Trust Company (First Citizens Bank). First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 21 states, including digital banking, mobile banking, ATMs and telephone banking. As of March 31, 2018, BancShares had total assets of $34.44 billion.
For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.
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CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three months ended
(Dollars in thousands, except share data; unaudited)	March 31, 2018	December 31, 2017	March 31, 2017
SUMMARY OF OPERATIONS
Interest income	$292,601	$285,958	$260,857
Interest expense	8,164	11,189	10,514
Net interest income	284,437	274,769	250,343
Provision (credit) for loan and lease losses	7,605	(2,809)	8,231
Net interest income after provision (credit) for loan and lease losses	276,832	277,578	242,112
Gain on acquisitions	—	—	12,017
Noninterest income excluding gain on acquisitions	153,117	140,150	115,275
Noninterest expense	298,496	294,617	264,345
Income before income taxes	131,453	123,111	105,059
Income taxes	31,222	68,704	37,438
Net income	$100,231	$54,407	$67,621
Taxable-equivalent net interest income	$285,248	$276,002	$251,593
PER SHARE DATA
Net income	$8.35	$4.53	$5.63
Cash dividends	0.35	0.35	0.30
Book value at period-end	280.77	277.60	258.17
CONDENSED BALANCE SHEET
Cash and due from banks	$248,139	$336,150	$502,273
Overnight investments	1,946,882	1,387,927	2,736,514
Investment securities	6,967,921	7,180,256	7,029,944
Loans and leases	23,611,977	23,596,825	21,906,449
Less allowance for loan and lease losses	(223,116)	(221,893)	(220,943)
Other assets	1,884,634	2,248,247	1,974,168
Total assets	$34,436,437	$34,527,512	$33,928,405
Deposits	$29,969,245	$29,266,275	$29,002,768
Other liabilities	1,095,078	1,927,173	1,914,941
Shareholders’ equity	3,372,114	3,334,064	3,100,696
Total liabilities and shareholders’ equity	$34,436,437	$34,527,512	$34,018,405
SELECTED PERIOD AVERAGE BALANCES
Total assets	$34,267,495	$34,864,720	$33,494,500
Investment securities	7,053,001	7,044,534	7,084,986
Loans and leases	23,666,098	23,360,235	21,951,444
Interest-earning assets	32,320,431	32,874,233	31,298,970
Deposits	29,472,125	29,525,843	28,531,166
Interest-bearing liabilities	19,031,404	19,425,404	19,669,075
Shareholders’ equity	$3,333,114	$3,329,562	$3,061,099
Shares outstanding	12,010,405	12,010,405	12,010,405
SELECTED RATIOS
Annualized return on average assets	1.19%	0.62%	0.82%
Annualized return on average equity	12.20	6.48	8.96
Taxable-equivalent net interest margin	3.57	3.34	3.25
Efficiency ratio (1)	72.67	73.14	72.29
Tier 1 risk-based capital ratio	13.38	12.88	12.57
Common equity Tier 1 ratio	13.38	12.88	12.57
Total risk-based capital ratio	14.70	14.21	13.99
Leverage capital ratio	10.02	9.47	9.15
(1) The efficiency ratio is a non-GAAP financial measure which measures productivity and is generally calculated as noninterest expense divided by total revenue (net interest income and noninterest income). The efficiency ratio removes the impact of BancShares’ securities gains, acquisition gains, one-time gains on extinguishment of debt, fair market value adjustment on marketable equity securities and FDIC shared-loss termination from the calculation. Management uses this ratio to monitor performance and believes this measure provides meaningful information to investors.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended
(Dollars in thousands, unaudited)	March 31, 2018	December 31, 2017	March 31, 2017
ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)
ALLL at beginning of period	$221,893	$231,842	$218,795
Provision (credit) for loan and lease losses:
PCI loans (1)	2,354	(2,637)	(2,845)
Non-PCI loans (1)	5,251	(172)	11,076
Net charge-offs of loans and leases:
Charge-offs	(9,697)	(9,994)	(8,709)
Recoveries	3,315	2,854	2,626
Net charge-offs of loans and leases	(6,382)	(7,140)	(6,083)
ALLL at end of period	$223,116	$221,893	$220,943
ALLL at end of period allocated to loans and leases:
PCI	$12,296	$10,026	$10,924
Non-PCI	210,820	211,867	210,019
ALLL at end of period	$223,116	$221,893	$220,943
Net charge-offs of loans and leases:
PCI	$84	$296	$—
Non-PCI	6,298	6,844	6,083
Total net charge-offs	$6,382	$7,140	$6,083
Reserve for unfunded commitments	$1,116	$1,032	$1,198
SELECTED LOAN DATA
Average loans and leases:
PCI	$733,830	$799,399	$857,501
Non-PCI	22,932,268	22,560,836	21,093,943
Loans and leases at period-end:
PCI	703,837	762,998	848,816
Non-PCI	22,908,140	22,833,827	21,057,633
RISK ELEMENTS
Nonaccrual loans and leases:
PCI	$1,580	$624	$1,458
Non-PCI	89,260	92,534	86,086
Other real estate	48,089	51,097	56,491
Total nonperforming assets	$138,929	$144,255	$144,035
Accruing loans and leases 90 days or more past due	$51,259	$61,718	$78,558
RATIOS
Net charge-offs (annualized) to average loans and leases:
PCI	0.05%	0.15%	—%
Non-PCI	0.11	0.12	0.12
Total	0.11	0.12	0.11
ALLL to total loans and leases:
PCI	1.75	1.31	1.29
Non-PCI	0.92	0.93	1.00
Total	0.94	0.94	1.01
Ratio of total nonperforming assets to total loans, leases and other real estate owned	0.59	0.61	0.66
(1) Loans and leases are evaluated at acquisition and where a discount is noted at least in part due to credit quality, the loans are accounted for under the guidance in ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Loans for which it is probable at acquisition that all required payments will not be collected in accordance with the contractual terms are considered purchased credit-impaired (PCI) loans. PCI loans and leases are recorded at fair value at the date of acquisition. No allowance for loan and lease losses is recorded on the acquisition date as the fair value of the acquired assets incorporates assumptions regarding credit risk. An allowance is recorded if there is additional credit deterioration after the acquisition date. Conversely, Non-PCI loans include originated and purchased non-impaired loans.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
INTEREST-EARNING ASSETS
Loans and leases (1)	$23,666,098	$252,627	4.32%	$23,360,235	$248,151	4.22%	$21,951,444	$227,792	4.20%
Investment securities:
U. S. Treasury	1,567,388	6,774	1.75	1,627,968	4,784	1.17	1,644,598	4,199	1.04
Government agency	14,952	100	2.67	9,659	69	2.85	53,545	205	1.53
Mortgage-backed securities	5,295,273	27,093	2.05	5,233,293	25,351	1.94	5,241,296	24,322	1.86
Corporate bonds and other	66,009	1,010	6.12	63,911	991	6.20	57,104	980	6.87
Marketable equity securities	109,379	209	0.77	109,703	246	0.89	88,443	133	0.61
Total investment securities	7,053,001	35,186	2.00	7,044,534	31,441	1.78	7,084,986	29,839	1.69
Overnight investments	1,601,332	5,599	1.42	2,469,464	7,599	1.22	2,262,540	4,476	0.80
Total interest-earning assets	$32,320,431	$293,412	3.67%	$32,874,233	$287,191	3.47%	$31,298,970	$262,107	3.39%
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$5,091,670	$293	0.02%	$5,028,978	$262	0.02%	$4,834,779	$252	0.02%
Savings	2,378,499	171	0.03	2,337,993	172	0.03	2,160,689	184	0.03
Money market accounts	8,139,405	1,749	0.09	8,047,691	1,732	0.09	8,343,092	1,859	0.09
Time deposits	2,340,698	1,543	0.27	2,421,749	1,623	0.27	2,815,682	2,141	0.31
Total interest-bearing deposits	17,950,272	3,756	0.08	17,836,411	3,789	0.08	18,154,242	4,436	0.10
Repurchase agreements	585,627	548	0.37	615,244	622	0.40	669,923	404	0.24
Other short-term borrowings	91,440	886	3.88	107,551	1,031	3.77	27,957	176	2.51
Long-term obligations	404,065	2,974	2.94	866,198	5,747	2.61	816,953	5,498	2.69
Total interest-bearing liabilities	$19,031,404	$8,164	0.17	$19,425,404	$11,189	0.23	$19,669,075	$10,514	0.22
Interest rate spread			3.50%			3.24%			3.17%
Net interest income and net yield on interest-earning assets		$285,248	3.57%		$276,002	3.34%		$251,593	3.25%
(1) Loans and leases include PCI and non-PCI loans, nonaccrual loans and loans held for sale.
(2) Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 21.0 percent, 35.0 percent and 35.0 percent as well as state income tax rates of 3.4 percent, 3.1 percent and 3.1 percent for the three months ended March 31, 2018, December 31, 2017 and March 31, 2017, respectively. The taxable-equivalent adjustment was $811, $1,233 and $1,250 for the three months ended March 31, 2018, December 31, 2017 and March 31, 2017, respectively.